EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 1, 2016, with respect to the statements of condition including the related portfolios of EAFE Select 20 Portfolio 2016-2; The Dow Jones Select Dividend Index Strategy Portfolio 2016-2; Select S&P Industrial Portfolio 2016-2; Select S&P Core Portfolio 2016-2 and Global 45 Dividend Strategy Portfolio 2016-2 (included in Invesco Unit Trusts, Series
1648) as of April 1, 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-209552) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
April 1, 2016